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Main Place Real Estate Investment Trust                                                              Exhibit 12
Ratio of Earnings to Fixed Charges
(Dollars in Thousands)
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                                      Three Months      Year           Year           Year       From Inception
                                         Ended          Ended          Ended          Ended         Through
                                        March 31,    December 31,   December 31,   December 31,   December 31,
                                          1998          1997           1996           1995           1994
---------------------------------------------------------------------------------------------------------------
Income before taxes..................  $  565,724    $  1,293,866    $  216,709     $   48,070     $   5,459

Fixed charges:
   Interest expense..................     360,134         595,818       255,318        145,822        25,701
   Amortization of debt discount and
    appropriate issuance costs.......       1,014           3,713         2,856            983             -
                                       ------------------------------------------------------------------------
     Total fixed charges.............     361,148         599,531       258,174        146,805        25,701

Earnings before fixed charges........  $  926,872    $  1,893,397    $  474,883     $  194,875     $  31,160
                                       ========================================================================

Fixed charges........................  $  361,148    $    599,531    $  258,174     $  146,805     $  25,701
                                       ========================================================================

Ratio of Earnings to Fixed Charges...        2.57            3.16          1.84           1.33          1.21

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